EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 18, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 698 (Great International Firms Portfolio, Series 31, Morgan Stanley U.S. Multinational 50 Index Portfolio, Series 23 and Morgan Stanley Technology Index Portfolio, Series 38) as of September 18, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
September 18, 2007